Exhibit 99.1

Clene Reports Third Quarter 2021 Operating and Financial Highlights

●	Recently announced top-line results from RESCUE-ALS Phase 2 trial with CNM-Au8®, a gold nanocrystal suspension
●	VISIONARY-MS blinded interim data show clinically relevant improvements in the modified MS Functional Composite for the study population through 48 weeks of treatment
●	Phase 2 REPAIR program established central nervous system target engagement in people with MS and PD
●	Results for Healey ALS Platform Trial expected in the second half of 2022
●	Cash and restricted cash of $60.6 million as of September 30, 2021

SALT LAKE CITY, Nov. 9, 2021 -- Clene Inc. (Nasdaq: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with its potential first-in-class catalytically active nanocrystal suspension, today reported its third quarter 2021 operating and financial results.

“We believe that the top-line data from RESCUE-ALS, a Phase 2 proof-of-concept clinical trial evaluating CNM-Au8 as a disease modifying treatment for people with early ALS, indicate the potential of CNM-Au8 to benefit patients living with this debilitating and deadly disease. The results also provide further support in the ability of our nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases,” said Rob Etherington, President and CEO of Clene. “Based on these results, we look forward to reporting results from the Phase 2/3 HEALEY ALS Platform Trial, which we expect in the second half of 2022.”

Third Quarter 2021 and Recent Highlights

CNM-Au8 for the treatment of amyotrophic lateral sclerosis (ALS):

Reported top-line results from RESCUE-ALS Phase 2 trial

RESCUE-ALS is a Phase 2 clinical trial evaluating CNM-Au8 as a disease modifying treatment for people with early amyotrophic lateral sclerosis (ALS). This 36-week randomized, placebo-controlled trial enrolled 45 patients, randomized 1:1 to treatment with CNM-Au8 at 30 mg daily or matching placebo on top of standard of care. As previously announced, the trial did not meet the primary endpoint, change in MUNIX score at week 36. In this study, ALS patients with early bulbar-onset did not worsen in MUNIX, which measures lower motor neurons located in the spinal cord. In a pre-specified subset analysis of limb onset patients, who did progress in MUNIX as expected, CNM-Au8 demonstrated an absolute improvement from baseline at week 12 (p=0.0385) and a 45% relative improvement at week 36 (p=0.0741). RESCUE-ALS is first study to use MUNIX as a primary endpoint in a phase 2 proof of concept trial in ALS and these results suggest lower motor neuron protection in limb onset ALS, which accounts for approximately 70% of the ALS population. Importantly, in this study there were statistically significant improvements in clinically relevant exploratory endpoints through week 36, including slowing ALS disease progression (p=0.0125), decreasing the proportion of participants with an ALS Functional Rating Scale Revised (ALSFRS-R) 6-point decline (p=0.035), and improving quality of life as measured by the ALS Specific Quality of Life (ALSSQOL-SF) (p=0.018). In addition, RESCUE-ALS showed evidence for a potential long-term survival benefit from CNM-Au8 when comparing the observed survival of the trial population to the predicted survival, based on the validated ENCALS model. Overall, CNM-Au8 was found to be well-tolerated through 36 weeks of oral daily dosing.

Launched Second FDA Expanded Access Program for People living with ALS

A second U.S. Food and Drug Administration (FDA) expanded access program (CNMAu8.EAP02) was launched with CNM-Au8 for people living with ALS. This expanded access program will be implemented in conjunction with the Healey ALS Platform Trial and is designed to provide people with ALS who are not eligible to enroll in the Healey ALS Platform Trial access to CNM-Au8.

CNM-Au8 for the treatment of multiple sclerosis (MS) and Parkinson’s disease (PD)

Reported blinded interim update from VISIONARY-MS

VISIONARY-MS is a double-blind, placebo-controlled Phase 2 clinical trial evaluating the efficacy and safety of CNM-Au8 as a remyelinating and neuro-reparative treatment in stable relapsing MS (RMS) patients. Blinded analyses compared changes in the overall study population's modified Multiple Sclerosis Functional Composite (mod-MSFC) values over the 48-week treatment period to the baseline values of study participants with mild disease, as defined by pre-treatment Expanded Disability Status Scale (EDSS) scores of 1.5 or less. Changes in the four modified-MSFC sub-scales (low contrast letter acuity (LCLA), symbol digit modalities test (SDMT), 9-hole peg test (9HPT), and timed 25-foot walk test (T25FWT)) were compared to baseline scores of the mild disease comparator group at each 12-week study time-point (Weeks 12, 24, 36, and 48). At each visit, the overall study population (randomized 2:1, active CNM-Au8 to placebo) showed increasing improvements in mean standardized change for LCLA (primary endpoint, mixed-effects model; p<0.0001 vs. baseline), average MSFC scores (secondary endpoint, mixed-effects model; p<0.0001 vs. baseline), and other MSFC sub-scales. These data support CNM-Au8’s potential to drive meaningful neurological improvements in stable RMS patients. Unblinded topline data are anticipated in the first half of 2023.

Reported positive top-line results from the Phase 2 REPAIR clinical trials

The objective of the REPAIR clinical trial program was to demonstrate the effects of Clene’s catalytically-active nanotherapeutic, CNM-Au8, on brain energy metabolites in two sister studies of patients with Parkinson’s disease (REPAIR-PD) and multiple sclerosis (REPAIR-MS). Patients were imaged using 31-phosphorous magnetic resonance spectroscopy, an innovative non-invasive brain imaging technique, before and after 12 weeks of daily oral dosing with CNM-Au8. The results for the primary endpoint, the mean change in the brain NAD+/NADH ratio (the ratio of the oxidized to reduced form of nicotinamide adenine dinucleotide), demonstrated a statistically significant increase by an average of 0.589 units (10.4%) following 12-weeks of treatment with CNM-Au8 (p=0.037, paired t-test), in the pre-specified integrated analysis of the REPAIR-PD and REPAIR-MS studies. Key secondary endpoints, mean change from baseline in the NAD+ fraction and NADH fraction of the total NAD pool, were concordant with the primary endpoint, demonstrating the NAD+ fraction increased (p=0.026), while the NADH fraction decreased (p=0.026). The individual results for these sister studies demonstrated consistent statistical trends toward improvement in the NAD+/NADH ratio with results of p=0.11 and p=0.14, for REPAIR-PD and REPAIR-MS, respectively. Collectively, these results provide clinical proof-of-mechanism and support the potential of CNM-Au8 to drive meaningful neurological functional improvements in the treatment of neurodegenerative disorders. REPAIR-PD study results were subsequently presented at the International Parkinson and Movement Disorders Society (MDS) Virtual Congress 2021 meeting in September 2021 and REPAIR-MS results were subsequently presented at the 37th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in October 2021.

Corporate Highlights:

Manufacturing Facility

In August, Clene completed two lease agreements that will more than quadruple the company’s manufacturing capacity. The first agreement is a ten-year lease for approximately 75,000 sq. ft. of manufacturing space in Elkton, Maryland, which will be redeveloped to support Clene’s proprietary electrochemical processes and will materially increase its manufacturing capacity in preparation for the expected data release in H1 2022 from its Phase 3 registration trial evaluating CNM-Au8 as a treatment for ALS

The second agreement is for a seven-year lease to further expand its existing manufacturing capacity at its site in North East, Maryland to a total of approximately 33,000 sq. ft. This expansion enables additional R&D and manufacturing capacity for CNM-Au8 and further positions Clene to address its potential long-term needs.

Financing Agreements

In September 2021, Clene borrowed an additional $5.0 million under its Loan and Security Agreement with Avenue Venture Opportunities Fund, L.P., a fund of the Avenue Capital Group. The Loan Agreement provides for term loans in an aggregate principal amount up to $30 million, with up to $20 million committed between May 24, 2021, and December 31, 2021, and up to a further $10 million funded between January 1, 2022, and June 30, 2022. To date, Clene has received $20 million of gross proceeds under the Loan Agreement.

Expert Perspectives Webinar

On July 14, 2021, Clene hosted an expert perspectives webinar entitled: “Cellular Energetic Failure: Addressing Unmet Needs and a New Investigational Treatment for ALS and MS.” The webinar featured presentations by two experts: Professor of Neurology Matthew Kiernan, PhD, DSc, FRACP, FAHMS, AM, MBBS and Professor of Neurology Benjamin Greenberg, MD, MHS, FANA, FAAN, CRND, who discussed the current treatment landscape and unmet medical needs in ALS and multiple sclerosis.

Anticipated 2021 Milestones:

●	HEALEY ALS Platform Trial full enrollment: 2H 2021
●	Phase 2 CNM-ZnAg COVID-19 topline data: 1H 2022
●	Initiation of Phase 2 RESCUE-PD efficacy trial: 2H 2021

Third Quarter 2021 and Financial Results

Cash Position:

Clene’s cash and restricted cash totaled approximately $60.6 million as of September 30, 2021, compared to approximately $59.3 million as of December 31, 2020. The increase in cash and restricted cash through the third quarter ended September 30, 2021 was primarily due to approximately $25.0 million of net cash used in operating activities; $0.7 million of net cash used in investing activities; and $27.1 million of net cash provided by financing activities. Included in net cash provided by financing activities is approximately $9.3 million of net proceeds from a PIPE offering in May 2021 and approximately $19.5 million of net proceeds to date from a venture loan agreement which we entered into in May 2021. Clene expects that its cash as of September 30, 2021 will be sufficient to fund its operations for a period extending beyond twelve months from the date the September 30, 2021 condensed consolidated financial statements are issued.

R&D Expenses:

Research and development (“R&D”) expenses were approximately $6.1 million for the third quarter ended September 30, 2021, compared to $4.0 million for the same period in 2020. The year-over-year increase is primarily attributable to (i) the progression of Clene’s drug candidates through the clinical development process, including increased enrollment into the REPAIR-PD and the REPAIR-MS studies, and calendar payments due for Clene’s participation in the HEALEY-ALS Platform Trial; and (ii) $0.9 million of share-based expense related to stock options and restricted stock awards included in R&D expenses.

G&A Expenses:

General and administrative (“G&A”) expenses were approximately $4.4 million for the third quarter ended September 30, 2021, compared to $1.8 million for the same period in 2020. The year-over-year increase is primarily attributable to (i) increased professional expenses, public company expenses, legal fees, accounting fees, tax fees, and director and officer insurance expenses as a result of Clene becoming a public company on December 30, 2020; and (ii) $1.6 million of share-based expense related to stock options and restricted stock awards included in G&A expenses.

Net Loss:

Clene’s loss from operations was approximately $10.5 million and $5.7 million for the quarters ended September 30, 2021 and 2020, respectively. Clene reported net income of approximately $28.9 million, or $0.47 per share (basic) and $0.42 per share (diluted), for the third quarter ended September 30, 2021, compared to a net loss of approximately $10.3 million, or $0.59 per share (basic and diluted), for the third quarter ended September 30, 2020. Included in net income for the third quarter ended September 30, 2021 is an unrealized gain from the change in fair value of contingent earn-out liabilities of $38.5 million.

About RESCUE-ALS

RESCUE-ALS is a Phase 2 multi-center, randomized, double-blind, parallel-group, placebo-controlled trial examining the efficacy, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients with early amyotrophic lateral sclerosis (ALS). The trial completed enrollment in the second half of 2020. In the trial, 45 subjects were randomized 1:1 to receive either active treatment with CNM-Au8 (30 mg) or placebo in addition to their current standard of care over a 36-week treatment period. The objective of the trial is to assess the impact of CNM-Au8 on disease progression in patients with early-stage ALS through changes in motor unit index MUNIX. MUNIX values were evaluated for four muscles in the hand, arm, and leg: the abductor digiti minimi, abductor pollicis brevis, tibialis anterior and biceps brachii from baseline through 36 weeks of treatment. CNM-Au8 was selected by FightMND of Australia, and Clene was provided a substantial grant to investigate efficacy in ALS utilizing novel neurophysiological endpoints at two clinical sites in Australia. For more information, please see ClinicalTrials.gov Identifier: NCT04098406.

About the HEALEY ALS Platform Trial

The HEALEY ALS Platform trial is a perpetual multi-center, randomized, double-blind, placebo-controlled Phase 3 registration program designed to evaluate the efficacy, safety, pharmacokinetics, and pharmacodynamics of multiple investigational products in early symptomatic amyotrophic lateral sclerosis (ALS) patients. Funded by philanthropic donors and led by Harvard’s Massachusetts General Hospital, HEALEY is the first-ever ALS platform trial designed to reduce trial time, costs, and increase patient participation in developing novel therapies. This landmark platform trial tests multiple treatments utilizing a combined placebo group. CNM-Au8 was selected as one of the first three drugs to be evaluated. Full enrollment of 160 patients into the CNM-Au8 portion of the study through more than 50 expert ALS U.S. clinical trial sites is expected by the end of 2021. Subjects are randomized 3:1 to receive one of three active treatments or placebo daily for a 24-week treatment period. The primary endpoint is rate of change in disease severity over time as measured by the ALS Functional Rating Scale-Revised (ALSFRS-R). Secondary endpoints include change in respiratory function over time as measured by slow vital capacity and change in muscle strength over time as measured isometrically using hand-held dynamometry. Topline data are expected in 1H 2022. For more information, please see ClinicalTrials.gov Identifier: NCT04297683.

About VISIONARY-MS

VISIONARY-MS is a Phase 2 multi-center, double-blind, randomized, placebo-controlled trial evaluating the efficacy and safety of CNM-Au8 for remyelination and neurorepair in stable relapsing multiple sclerosis (MS) patients with chronic visual impairment. 150 participants are being enrolled at expert MS clinical trial sites within Australia, Canada, and the United States. Subjects are randomized 1:1:1 (high-dose:low-dose:placebo). The primary endpoint is improvement in Low Contrast Letter Acuity (LCLA) from baseline to week-24. Key secondary endpoints include improvements from baseline to week-24 in the remaining modified-Multiple Sclerosis Functional Composite (MSFC) subscales (Symbol Digit Modalities Test, 9-Hole Peg Test, and Timed 25-Foot Walk). Interim blinded data presented at the ACTRIMS Forum 2021 demonstrated exposure-dependent, statistically significant improvements in both LCLA scores and across the averaged components of the modified MSFC scale for the study population in comparison to baseline values from the mildest sub-population (p<0.001). Subject to ongoing pandemic-related research restrictions at MS clinical trial sites, enrollment will advance through 2021. For more information, see ClinicalTrials.gov Identifier: NCT03536559.

About REPAIR-MS and REPAIR-PD

REPAIR-MS and REPAIR-PD are Phase 2 single-center, active-only, sequential group studies examining the brain metabolic effects, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients who have been diagnosed with MS within 15 years of screening or in patients with PD who have been diagnosed within three years of screening. Investigators and participants are blinded to dose. Participants received orally delivered CNM-Au8 daily each morning for 12 weeks. Participants undergo 31P-MRS brain imaging scans to semi-quantitatively measure central nervous system (CNS) energetic metabolites at baseline, prior to administration of drug, and at the end-of-study following at least 12 weeks of exposure to CNM-Au8. The objective of these studies is to demonstrate target engagement for CNM-Au8 on CNS biomarkers related to energetics and neuronal membrane stability in patients with MS and PD. The study was conducted at the University of Texas Southwestern Medical Center with a team of internationally recognized experts in brain imaging and treatment of disorders of the CNS. Collectively, these results provide clinical proof-of-mechanism and support the potential of CNM-Au8 to drive meaningful neurological functional improvements in the treatment of neurodegenerative disorders. For more information see ClinicalTrials.gov Identifier: NCT039993171 and NCT03815916.

About CNM-Au8®, a gold nanocrystal suspension

Clene’s lead drug candidate, CNM-Au8, a catalytically active gold nanotherapeutic, is the result of a patented manufacturing breakthrough. The catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions in the brain that enable neuroprotection and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8 crosses the blood-brain barrier and is not associated with the toxicities related to synthetic gold compounds or nanoparticles manufactured via alternative methods. CNM-Au8 is being evaluated in a Phase 3 registration trial for the treatment of amyotrophic lateral sclerosis (ALS). In the REPAIR Program Phase 2 open-label biomarker clinical trials, CNM-Au8 demonstrated target engagement in the treatment of Parkinson’s disease (PD) and multiple sclerosis (MS). REPAIR-PD has concluded, and REPAIR-MS will continue with the initiation of a second MS dosing cohort. Preclinical data, both published in peer-reviewed journals and presented at scientific congresses, demonstrate that treatment of neuronal cultures with CNM-Au8 improves survival of neurons, protects neurite networks, decreases intracellular levels of reactive oxygen species and improves mitochondrial capacity in response to cellular stresses induced by numerous disease-relevant neurotoxins. Oral treatment with CNM-Au8 improved functional behaviors in rodent models of ALS, MS and PD versus vehicle (placebo). CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with first-in-class nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases.  Our lead drug candidate, CNM-Au8, is an oral suspension of gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases energy production and utilization to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS) and a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS). Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact Maggie Beller Russo Partners, LLC Maggie.Beller@RussoPartnersLLC.com +1-646-942-5631	Investor Contact John Woolford Managing Director, Westwicke clene@westwicke.com +1-443-213-0506

Source: Clene Inc.

CLENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$63	$81	$400	$160
Royalty revenue	47	17	124	17
Total revenue	110	98	524	177
Operating expenses:
Cost of revenue	14	-	812	58
Research and development	6,146	3,994	18,893	10,750
General and administrative	4,400	1,795	16,739	3,623
Total operating expenses	10,560	5,789	36,444	14,431
Loss from operations	(10,450)	(5,691)	(35,920)	(14,254)
Other income (expense), net:
Interest income (expense)	80	(367)	(497)	(608)
Gain on extinguishment of notes payable	-	-	647	-
Loss on extinguishment of convertible notes payable	-	(540)	-	(540)
Gain on termination of lease	-	-	-	51
Change in fair value of preferred stock warrant liability	-	(5,071)	-	(7,378)
Change in fair value of derivative liability	-	15	-	29
Change in fair value of Clene Nanomedicine contingent earn-out	35,042	-	18,072	-
Change in fair value of Initial Shareholders contingent earn-out	3,439	-	1,710	-
Change in fair value of common stock warrant liability	414	-	547	-
Australia research and development credit	364	1,343	1,078	2,611
Other income (expense), net	(14)	16	(13)	34
Total other income (expense), net	39,325	(4,604)	21,544	(5,801)
Net income (loss) before income taxes	28,875	(10,295)	(14,376)	(20,055)
Income tax benefit	69	-	213	-
Net income (loss)	28,944	(10,295)	(14,163)	(20,055)

Other comprehensive income (loss):
Foreign currency translation adjustments	(87)	2	(124)	18
Total other comprehensive income (loss)	(87)	2	(124)	18
Comprehensive income (loss)	$28,857	$(10,293)	$(14,287)	$(20,037)

Net income (loss) per common share attributable to common shareholders:
Basic	$0.47	$(0.59)	$(0.23)	$(1.16)
Diluted	$0.42	$(0.59)	$(0.23)	$(1.16)

Weighted average number of common shares outstanding:
Basic	62,071,754	17,358,159	61,307,699	17,358,159
Diluted	70,038,634	17,358,159	61,307,699	17,358,159

CLENE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$60,552	$59,275
Accounts receivable	68	21
Inventory	41	191
Prepaid expenses and other current assets	4,732	3,502
Total current assets	65,393	62,989
Restricted cash	58	-
Right-of-use assets	3,340	1,029
Property and equipment, net	4,246	4,225
TOTAL ASSETS	$73,037	$68,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,023	$1,124
Accrued liabilities	3,117	3,960
Income tax payable	164	164
Deferred revenue from related parties	112	112
Operating lease obligations, current portion	262	194
Finance lease obligations, current portion	153	190
Clene Nanomedicine contingent earn-out, current portion	-	5,924
Total current liabilities	4,831	11,668
Operating lease obligations, net of current portion	4,068	1,785
Finance lease obligations, net of current portion	125	205
Convertible notes payable	4,559	-
Notes payable	14,613	1,949
Deferred income tax	68	260
Warrant liability	910	-
Clene Nanomedicine contingent earn-out, net of current portion	33,981	46,129
Initial Shareholders contingent earn-out	4,196	5,906
TOTAL LIABILITIES	67,351	67,902
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value: 150,000,000 and 100,000,000 shares authorized at September 30, 2021 and December 31, 2020, respectively; 62,177,020 and 59,526,171 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	173,203	153,571
Accumulated deficit	(167,724)	(153,561)
Accumulated other comprehensive income	201	325
TOTAL STOCKHOLDERS’ EQUITY	5,686	341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,037	$68,243